Exhibit 10(d) 57


                ADDENDUM TO EMPLOYMENT AGREEMENT
           FOR J. L. DONNELLY, CHAIRMAN OF THE BOARD,
                  GULF STATES UTILITIES COMPANY



     There presently exists an Employment Agreement by and between Gulf States Utilities Company (Gulf States) and Joseph L. Donnelly (Donnelly) effective as of February 12, 1992. Upon the retirement or termination of employment by prior Chief Executive Officers of Gulf States it has been the practice to enter into agreements stipulating the understanding of the parties regarding the application of their respective employment agreements. Consistent with such past practice and in anticipation of the retirement of Donnelly, Gulf States and Donnelly hereby stipulate and agree as follows:

                               I.

      It is presently expected that the business combination between Gulf States and Entergy Corporation will be consummated on December 31, 1993 or as soon thereafter as practicable. Gulf States and Donnelly agree that Donnelly shall resign as Chairman of the Board of Directors, President, Chief Executive Officer and Director of Gulf States on the third business day following the consummation of such business combination. By doing so, Donnelly does not waive his entitlement under the Agreement and Plan of Reorganization dated as of June 5, 1992 between Entergy Corporation and Gulf States (Reorganization Agreement) to become Vice Chairman and Director of Entergy Corporation. Further, resignation from such Gulf States' offices prior to April 1, 1994, shall not constitute retirement as an employee of Gulf States. If the business combination is consummated prior to April 1, 1994, which is Donnelly's normal retirement date, Donnelly shall retire as of April 1, 1994. Until such retirement, if the business combination has been consummated he shall be on leave of absence from and after the date of consummation and will continue to be paid at the salary rate of $37,500.00 per month until April 1, 1994. Upon retirement he shall also be entitled to receive compensation for one month's unused vacation. If the business combination is not consummated prior to April 1, 1994, then Donnelly's continued position as Chairman, President, CEO, Director and employee of Gulf States shall be at the pleasure of the Board of Directors of Gulf States.

                               II.

      Pursuant to Paragraph 3. of the Employment Agreement,  Gulf
States  hereby sets Donnelly's annual base salary as  $450,000.00 effective December 15, 1993.

                              III.

      For purposes of stipulating the level of annual retirement benefit which Gulf States is obligated to assure Donnelly under Paragraph 5 of the Employment Agreement, Gulf States and Donnelly hereby agree that the annual retirement benefit so assured under such Paragraph 5 shall be $248,868.00, and his widow's pension benefit as survivor under Paragraph 5 shall be 50% of such amount. Such assured benefit shall be offset by Social Security retirement benefits only if and to the extent he is eligible to draw such benefits at the time.

                               IV.

     The Employment Agreement has assured Donnelly personal financial planning services up to $15,000.00 of fees per year. Having previously agreed that the $15,000.00 annual allowance for 1992 could be carried over and agreement hereby that the 1993 allowance may be carried over, Gulf States agrees that an aggregate of $45,000.00 of reimbursement of such personal financial planning service fees shall be paid by the Company for Donnelly as incurred from and after September 1, 1993. In addition, Gulf States agrees to provide up to an additional $5,000 per year for a period of five years commencing with tax year 1994 to reimburse Donnelly for income tax preparation services.

                               V.

      Gulf States has previously provided Donnelly with an alarm and security lighting system service in his home and a portable emergency cellular phone. In recognition of his continued exposure to risks, Gulf States hereby agrees to continue to provide such services at its expense for a period of four (4) years from and after the consummation of the business combination with Entergy Corporation. Gulf States releases any and all claims and interests in and to such security system and phone effective as of the end of such four (4) years.

                               VI.

     Paragraph 7 of the Employment Agreement provides for a death benefit. Donnelly hereby elects and Gulf States agrees to have such benefit provided in the form of a life insurance policy if available at a standard rated premium.

                              VII.

     It has been customary with previous retiring CEO's for Gulf States to provide them an appropriate office and, on an "as available basis", secretarial assistance. In lieu thereof, Gulf States agrees to make a lump sum payment to Donnelly of $28,125.00 on the first to occur of the consummation of the business combination or April 1, 1994.

                              VIII.

      As provided in the Employment Agreement, Donnelly shall be entitled to all other benefits to which he is entitled under other plans and programs of Gulf States. Without in anyway limiting such entitlements, Gulf States acknowledges and agrees that it is obligated to pay Donnelly the sum of $31,203.00 per year commencing January 1, 1995 and each January 1st thereafter through January 1, 2009 under the Nonemployee Directors and Designated Key Employees plan (Clark/Bardes). Further Gulf States acknowledges and agrees that it is obligated to provide Donnelly with post-retirement health benefits-for himself and his wife during his lifetime in accordance with the post-retirement health benefit program for retired Gulf States employees in effect during 1993. If he elects coverage for dependents other than his wife, he shall bear the additional premium cost thereof.

                               IX.

     This  addendum  is  not  intended to  supersede  or  replace
Donnelly's Employment Agreement dated February 12, 1992, and is merely intended to clarify and supplement the provisions thereof, which shall remain in full force and effect.

Dated: December 22, 1993      GULF STATES UTILITIES CO.




                              By:  /s/ Paul W. Murrill
                                   Chairman of the
                                   Executive Committee of
                                   the Board of Directors

                              By:   /s/ Sam F. Segner
                                   Chairman of Compensation
                                   Committee of the
                                   Board of Directors

 /s/ Joseph L. Donnelly
   Joseph L. Donnelly